Exhibit 4.1

STANLEY FURNITURE COMPANY, INC.
$10,000,000 8.44% SENIOR NOTES DUE MAY 3, 2011
$25,000,000 8.23% SERIES AA SENIOR NOTES DUE MAY 3, 2017

SECOND AMENDED AND RESTATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

Dated May 11, 2010

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EXHIBITS
Exhibit A-1 — Form of 2001 Note
Exhibit A-2 — Form of Series AA Note
SCHEDULES
Information Schedule
Purchaser Schedule
Schedule 8A — Subsidiaries
Schedule 8B — Changes to Business
Schedule 8D — Debt
Schedule 8G — Other Agreements
Schedule 8L — Environmental

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STANLEY FURNITURE COMPANY, INC.
P.O. Box 30
Route 57
Stanleytown, Virginia 24168
As of May 11, 2010
The Prudential Insurance Company
    of America (“Prudential”)
Hartford Life Insurance Company (“Hartford”)
Medica Health Plans (“Medica”)
Pruco Life Insurance Company of New Jersey (“Pruco”)
Prudential Retirement Insurance and Annuity Company (“PRIAC”)
Mutual of Omaha Insurance Company (“Mutual of Omaha”)
Each Prudential Affiliate (as hereinafter defined)
which becomes bound by certain provisions of this
Agreement as hereinafter provided (together with
Prudential, Hartford, Medica, Pruco, PRIAC
and Omaha, the “Purchasers”)
c/o Prudential Capital Group
1170 Peachtree St., NW, Suite 500
Atlanta, GA 30309
Ladies and Gentlemen:
Stanley Furniture Company (the “Company”) and the Purchasers are parties to that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of January 26, 2007, as amended or modified prior to the date hereof (the “Original Agreement”), pursuant to which, among other things, the Company authorized and issued $10,000,000 in aggregate principal amount of its 8.44% Senior Notes due 2011 in the form of Exhibit A-1 (collectively, the “2001 Notes”), of which $1,428,571 remains outstanding on the date hereof and $25,000,000 in aggregate principal amount of its 8.23% Series AA Senior Notes due 2017 in the form of Exhibit A-2 (collectively, the “Series AA Notes”). The Purchasers together hold 100% of the aggregate principal amount of the 2001 Notes and the Series AA Notes.
The Company has requested that the Purchasers agree to certain modifications to the Original Agreement, and subject to the terms and conditions hereto, the Purchasers are willing to do so; the parties wish to affect such changes by amending and restating the Original Agreement on the terms contained herein.

Therefore, the parties agree that the Original Agreement is amended and restated in its entirety as follows:
1. AMENDMENT AND RESTATEMENT; AUTHORIZATION OF ISSUE OF SHELF NOTES.
1A. Amendment and Restatement. Effective upon satisfaction of the conditions set forth in paragraph 3, this Agreement amends, restates, supersedes and replaces the Original Agreement in its entirety, except (i) that the Original Agreement shall evidence the terms pursuant to which the 2001 Notes and Series AA Notes were originally issued and (ii) the Exhibits to the Original Agreement shall remain in effect except that references therein to the Note Agreement shall mean and be a reference to this restated Agreement. This Agreement constitutes an amendment and restatement of the Original Agreement and is not, and is not intended by the parties to be, a novation of the Original Agreement or the Notes. All rights and obligations of the parties shall continue in effect, except as otherwise expressly set forth herein. Upon this Agreement becoming effective, the provisions of Section 6A hereof shall be deemed effective as of April 1, 2010 so that no Default or Event of Default shall have occurred as a result of failure to comply with the provisions of Section 6A of the Original Agreement. All references in the other Note Documents to the Agreement shall be deemed to refer to and mean this Agreement, as the same may be further amended, supplemented, and restated from time to time. The 2001 Notes and the Series AA Notes shall be governed by the terms of this Agreement from and after the date hereof. As of the date hereof the Available Facility Amount is $0 (as described in greater detail in paragraph 1B and 2B(1) below).
1B. Authorization of Issue of Shelf Notes. The Company may authorize the issue of its additional senior promissory notes (the “Shelf Notes”) in such aggregate principal amount that Company and Prudential may mutually agree (in their sole and absolute discretion) as set forth in a written amendment to this Agreement expressly referring to this paragraph. To the extent the Company and Prudential shall agree on the issuance of additional Shelf Notes, then such Shelf Note shall be dated the date of issue thereof, to mature no more than ten years after the date of original issuance thereof, to have an average life of no more than ten years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(6) and to be substantially in the form of Exhibit B attached to the Original Agreement. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include each 2001 Note, each Series AA Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2. PURCHASE AND SALE OF NOTES.
2A. Purchase and Sale of 2001 Notes and Series AA Notes. The Company has previously sold, and certain of the Purchasers (as described in more detail in the Purchaser Schedules applicable thereto) have purchased, the 2001 Notes and the Series AA Notes.
2B. Purchase and Sale of Shelf Notes.
2B(1). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.
2B(2). Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of:
(i) the third anniversary of the date of this Agreement (or if any such anniversary is not a Business Day, the Business Day next preceding such anniversary),
(ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day),
(iii) The last Closing Day after which there is no Available Facility Amount,
(iv) The termination of the Facility under paragraph 7, and
(v) The acceleration of any Note under paragraph 7A of this Agreement.
The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3). Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopy or overnight delivery service, and shall:
(i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made,
(ii) specify the principal amounts, final maturities (which shall be no more than ten years from the date of issuance), principal prepayment dates and amounts and interest payment periods (quarterly or semi-annual in arrears) of the Shelf Notes covered thereby,
(iii) specify the use of proceeds of such Shelf Notes,
(iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase (the “Closing Day”),
(v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale,
(vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default,
(vii) specify the Designated Spread for such Shelf Notes, and
(viii) be substantially in the form of Exhibit C attached to the Original Agreement. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.
2B(4). Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5). Acceptance. Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(4) or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window (but not earlier than 9:30 a.m. or later than 2:00 p.m., New York City local time) that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called a “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached to the Original Agreement (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
2B(6). Market Disruption. Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.
2B(7). Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto, and at the place specified in the applicable Purchaser Schedule for such Series of Notes, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled

Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.
2B(8). Fees.
2B(8)(i). Intentionally Omitted.
2B(8)(ii). Issuance Fee. The Company will pay to Prudential in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (other than the Series AA Closing Day) in an amount equal to 0.125% of the aggregate principal amount of Notes sold on such Closing Day.
2B(8)(iii). Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to Prudential (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:
(BEY - MMY) X DTS/360 X PA
where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note, “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iv). Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:
PI X PA
where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(iii). The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.
2C. Increase in Interest Rate. The per annum stated interest rate on the outstanding Series AA Notes shall automatically be increased to 8.23% per annum, and the per annum stated interest rate on the outstanding 2001 Notes shall automatically be increased to 8.44% per annum, in each case commencing on January 1, 2010.
3. CONDITIONS OF EFFECTIVENESS. This Agreement shall not become effective until each of the following conditions is satisfied on the Agreement Effective Date:
3A. Execution and Delivery of Documents. The Purchasers shall have received the following, each of which shall be originals, or telecopies or other electronically transmitted copies as agreed to by the Purchasers (in each case followed promptly by originals), and unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party and dated the Agreement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Agreement Effective Date) and each in form and substance satisfactory to the Purchasers:
(i) duly executed counterparts of this Agreement and the Guaranty Agreement, duly executed by all parties thereto, sufficient in number for distribution to each Purchaser and the Company;
(ii) The Notes, amended in the form of Exhibit A-1 and Exhibit A-2 hereto;

(iii) duly executed counterparts of the Security Agreement, together with:
(A) proper financing statements (as defined in the UCC) in form appropriate for filing under the UCC of all jurisdictions that the Purchasers may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement.
(B) completed requests for information, dated on or before the Agreement Effective Date, listing all effective financing statements filed that name any Credit Party as debtor (including any legal name of the Credit Parties used during the past five (5) years) filed with the appropriate UCC filing office in any jurisdiction reasonable requested by the Purchasers, together with copies of such financing statements.
(C) Certificates, if any, representing all equity interests of the Credit Parties accompanied by undated stock powers executed in blank or registered in the name of such nominee or nominees as the Collateral Agent shall specify, as the Purchasers may request.
(D) originals of all instruments required by the Security Agreement, together with duly executed undated endorsements in blank affixed thereto, as the Purchasers may request,
(E) evidence that all other actions, recordings and filings required by the Security Agreement, or that the Purchasers may deem necessary or desirable in order to perfect or protect the Liens created under the Security Agreement have been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements, and filings or recordings with the United States Copyright Officer or the United States Patent and Trademark Office);
(iv) Mortgages covering all owned real property of the Credit Parties (other than real property located in the Commonwealth of Virginia and the residential home located at 901 Johnson Street, High Point, North Carolina 27261), duly executed by the appropriate Credit Party, together with (A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Purchasers may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the holders of the Notes and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid, and (B) the Mortgaged Property Support Documents;
(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Purchasers may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Note Documents to which such Credit Party is a party or is to be a party;

(vi) such documents and certifications as the Purchasers may reasonably require to evidence that each Credit Party is duly organized or formed, and that each Credit Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(vii) favorable opinions of counsel to the Credit Parties, addressed to the Purchasers, addressing such matters concerning the Credit Parties and the Note Documents as the Purchasers may reasonably request, including without limitation the enforceability of the Note Documents, and the creation and perfection of Liens contemplated by this Agreement. The Company hereby directs each such counsel to deliver such opinion, and understands and agrees that each Purchaser will and hereby is authorized to rely on such opinion;
(viii) a certificate of a Responsible Officer of each Credit Party (A) either (1) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Credit Party of the transactions contemplated hereby and the execution, delivery and performance by such Credit Party and the validity against such Credit Party of the Note Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (2) stating that no such consents, licenses or approvals are so required, and (B) certifying that no action, suit, investigation or proceeding is pending or, to the knowledge of such Credit Party, threatened in any court or before any arbitrator or governmental authority which could reasonably be expected to result in any material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole;
(ix) a certificate signed by a Responsible Officer of the Company certifying (A) the representations and warranties contained in paragraph 8 shall be true on and as of the Agreement Effective Date in all material respects; (B) there shall exist no Event of Default or Default on the Agreement Effective Date after giving effect to the provisions of this Agreement; and (C) that, except as set forth on Schedule 8B, there shall have been no event or circumstance since the date of the audited financial statements of the Company delivered pursuant to paragraph 5A that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(x) evidence that all insurance required to be maintained pursuant to the Note Documents has been obtained and is in effect, together with the certificates of insurance, naming the Purchasers as additional insureds under liability insurance policies and the Collateral Agent, on behalf of the holders of the Notes, as an additional insured or loss payee, as the case may be, under all insurance casualty and property policies maintained with respect to the assets and properties of the Credit Parties that constitute Collateral;
(xi) evidence that any Liens on the Collateral, other than Liens permitted under paragraph 6C(1), shall have been terminated and released;

(xii) duly executed counterparts of the Collateral Agency Agreement appointing the Collateral Agent; and
(xiii) such other assurances, certificates, documents, consents or opinions as the Purchasers reasonably may require.
3B. Prepayment of Notes; Payment of Expenses. The Company shall have prepaid $11,428,571.43 of the Notes, together with accrued and unpaid interest thereon, to the holders of the Notes to be applied in accordance with paragraph 4G below. The Company shall have paid or reimbursed the Purchasers for their costs and expenses incurred in connection with this Agreement (including reasonable fees, charges and disbursements of the Collateral Agent and of King & Spalding LLP, counsel to the holders of Notes).
4. PREPAYMENTS. The 2001 Notes shall be subject to required prepayment as and to the extent set forth in the Notes of such Series. The Series AA Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A and 4B, respectively. The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4C. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in the 2001 Notes or in paragraphs 4A or 4B.
4A. Required Prepayments of Series AA Notes. Until the Series AA Notes shall be paid in full, the Company shall apply to the prepayment of the Series AA Notes, without Yield-Maintenance Amount, the sum of $3,571,428.57 on May 3rd of each year, commencing on May 3, 2011, and such principal amounts of the Series AA Notes, together with interest thereon to the payment dates, shall become due on such payment dates. The remaining unpaid principal amount of the Series AA Notes, together with interest accrued thereon, shall become due on the maturity date of the Series AA Notes.
4B. Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.
4C. Optional Prepayment With Yield-Maintenance Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4C shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

4D. Notice of Optional Prepayment. The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4C irrevocable written notice of such prepayment not less than 5 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4C. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall use reasonable efforts, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4C, to give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.
4E. Application of Required Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A, 4B or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4E only, all Notes of such Series prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4C) according to the respective unpaid principal amounts thereof.
4F. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4B or 4C or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4E.
4G. Prepayment of Notes on Agreement Effective Date. As a condition to this Agreement becoming effective, the Company shall prepay $11,428,571.43 of the Notes, together with accrued and unpaid interest thereon, on the Agreement Effective Date, to be applied ratably to all outstanding Notes and to installments thereof in inverse order of maturity. The Purchasers waive any Yield Maintenance Amount otherwise payable under paragraph 4C in connection with the prepayment of principal contemplated by this paragraph 4G; provided that the foregoing waiver of Yield Maintenance Amount shall not apply to any other prepayment of principal of the Notes made pursuant to paragraph 4C after the Agreement Effective Date.

4H. Offer to Prepay Notes in the Event of an Asset Disposition or Recovery Event
(a) Notice of Asset Disposition or Recovery Event. Upon the occurrence of any Asset Disposition or Recovery Event, the Company will give written notice of such Asset Disposition or Recovery Event to each holder of Notes. Such notice shall contain and constitute an offer to prepay the outstanding Notes as described in Paragraph 4H(b) and shall be accompanied by the certificate described in Paragraph 4H(e). Within thirty (30) days of a Recovery Event, the Company shall notify each holder of the Notes of its determination (the “Recovery Determination Notice”) as to whether or not to replace, rebuild or restore the affected property. If the Company decides to replace, rebuild or restore such property, then any such replacement, rebuilding or restoration must be (A) commenced within six (6) months of the date of the Recovery Event, and (B) substantially completed within twelve (12) months of such commencement date, with such casualty insurance proceeds and other net proceeds and other funds available to the Company or the appropriate Subsidiaries for replacement, rebuilding or restoration of such property.
(b) Offer to Prepay Notes. The offer to prepay the Notes contemplated by the foregoing clause (a) shall be an offer to prepay, in accordance with and subject to this Paragraph 4H, a portion of the Notes equal to the Net Cash Proceeds from such Asset Disposition or Recovery Event, as the case may be, to be allocated ratably to the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner), on a date specified in such offer (the “Proposed 4H Prepayment Date”). Such Proposed 4H Prepayment Date shall be not less than 10 days and not more than 30 days after the date of such offer (if the Proposed 4H Prepayment Date shall not be specified in such offer, the Proposed 4H Prepayment Date shall be the 20th day after the date of such offer).
(c) Acceptance; Rejection. A holder of Notes may reject the offer to prepay made pursuant to this Paragraph 4H by causing a notice of such rejection to be delivered to the Company on or before the fifth day prior to the Proposed 4H Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Paragraph 4H on or before such date shall be deemed to constitute an acceptance of such offer by such holder.
(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Paragraph 4H shall be at 100% of the principal amount of such Notes, together with interest accrued to the date of prepayment and the Yield-Maintenance Amount, if any, with respect to each such Note. The prepayment shall be made on the Proposed 4H Prepayment Date.
(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Paragraph 4H shall be accompanied by a certificate, executed by an Authorized Officer of the Company and dated the date of such offer, specifying: (i) the Proposed 4H Prepayment Date; (ii) that such offer is made pursuant to this Paragraph 4H; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed 4H Prepayment Date; (v) that the conditions of this Paragraph 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Asset Disposition or Recovery Event that has occurred.

5. AFFIRMATIVE COVENANTS.
5A. Reporting Requirements.
5A(1). General Information. The Company covenants that it will deliver to each Significant Holder in triplicate:
(i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the fourth quarterly period) in each fiscal year,
(1) Consolidated statements of income, stockholders’ equity and cash flows for the period from the beginning of the current fiscal year to the end of such quarterly period, and
(2) a Consolidated balance sheet as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial condition of the Company and its Consolidated Subsidiaries as of the end of such period and the results of their operations for the period then ended in accordance with generally accepted accounting principles, subject to changes resulting from normal year-end adjustments and the inclusion of abbreviated footnotes; provided, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);
(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year,
(1)	Consolidated statements of income, stockholders’ equity and cash flows for such year, and
(2)	a Consolidated balance sheet as at the end of such year,
setting forth in each case in comparative form corresponding Consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to the Required Holder(s) and reported on by independent public accountants of recognized standing selected by the Company whose report shall be without limitation as to the scope of the audit and reasonably satisfactory in substance to the Required Holder(s); provided, however, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);
(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports (other than any registration statement filed on Form S-8) which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv) promptly upon receipt thereof, a copy of each other report (including, without limitation, management letters) submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;
(v) promptly upon receipt thereof, a copy of each report, survey, study, evaluation, assessment or other document prepared by any consultant, engineer, Environmental Authority or other Person relating to compliance by the Company or any Subsidiary with any Environmental Requirements, if the cost of remediation, repair or compliance may be reasonably expected to exceed $500,000 in any one case or in the aggregate,
(vi) with reasonable promptness, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this clause (vii), the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act;
(vii) as soon as available, but in any event no later than (x) June 30, 2010 for the 2010 fiscal year and (y) at least 15 days before the end of each subsequent fiscal year of the Company, an annual business plan and budget of the Company and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Company, in form satisfactory to the Required Holders, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a quarterly basis for such fiscal year and on an annual basis for each year thereafter (including the 2015 fiscal year);
(viii) as soon as available, but in any event within 30 days after the end of each fiscal year of the Company, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Credit Party and its Subsidiaries and containing such additional information as the holders of the Notes may reasonably specify;
(ix) no later than May 11 of every other year after the Series A Closing Day, beginning with the year 2012, an opinion of independent outside counsel to the Company, which is acceptable to the Required Holders, stating that, in the opinion of such counsel, all action (if any is required) has been taken with respect to the recording, filing, registering, re-recording, refiling and re-registering of all UCC-1 financing statements in respect of all Collateral as is necessary under the laws of each State in which such UCC-1 financing statements are filed under applicable law to maintain the perfection of the Lien in respect of such Collateral (as to which perfection may be obtained by the filing of such financing statements) (including, without limitation, to the extent provided for therein and herein on any Property acquired by the Company or any Subsidiary after the date of Closing), and reciting the details of such action (if any), and stating that, in the opinion of such counsel, based upon the facts and circumstances existing at the time such opinion is rendered, no additional action is, or will become, during the thirty (30) months following the date of such opinion, necessary for such purpose, or, if any such additional action is necessary, what such action is and when it must be taken; and

(x) with reasonable promptness, such other financial data and other information as a Significant Holder may reasonably request.
5A(2). Quarterly Officer’s Certificates. Together with each delivery of financial statements required by clauses 5A(1)(i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance with the provisions of paragraphs, 6A, 6B and 6D and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto;
5A(3). Annual Accountant’s Letter. Together with each delivery of financial statements required by clause 5A(1)(ii) above, the Company will deliver to each Significant Holder a certificate of the independent public accountants giving the report on such financial statements stating that, in making the audit necessary for their report, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. The accountants, however, shall not be liable to anyone as a result of this provision by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;
5A(4). Special Information. The Company also covenants that within 5 Business Days after any Responsible Officer obtains knowledge of:
(a) an Event of Default or Default,
(b) a material adverse change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole,
(c) legal proceedings filed against the Company and/or any Subsidiary, which reasonably could be expected to have a material adverse effect on the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, or which in any manner draws into question the validity of or reasonably could be expected to impair the ability of the Company to perform its obligations under this Agreement or the Notes;
(d) a default under any agreement or note evidencing Debt for which the Company or any Subsidiary is liable, which individually or in the aggregate with all other agreements and notes in default for which the Company or any Subsidiary is liable, exceeds $5,000,000;
(e) the occurrence of any other event that reasonably could be expected to impair the ability of the Company to meet its obligations hereunder;

(f) any (i) Environmental Liabilities, (ii) pending, threatened or anticipated Environmental Proceedings, (iii) Environmental Notices, (iv) Environmental Judgments and Orders, or (v) Environmental Releases at, on, in, under or in any way affecting the Properties which reasonably could be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; or
(g) with respect to any Plan that is subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code, the Company (i) has given or is required to give notice to the Pension Benefit Guaranty Corporation that a material reportable event has occurred with respect to such Plan, (ii) has delivered notice to the Pension Benefit Guaranty Corporation of any intent to withdraw from or terminate any such Plan, or (iii) has failed to make timely a contribution to any such Plan;
the Company will deliver to each Significant Holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company or the Subsidiary has taken, is taking or proposes to take with respect thereto.
5B. Inspection of Property. The Company covenants that, at such reasonable times and as often as a Significant Holder may reasonably request, it will permit any Person designated by a Significant Holder in writing, at such Significant Holder’s expense unless a Default has occurred and is continuing in which case at the Company’s expense, to:
(i) visit and inspect any of the properties of the Company and any Subsidiary;
(ii) examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom; and
(iii) discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company or any Subsidiary and independent public accountants to the Company.
5C. Subsidiary Guarantees; Security Documents. Upon the formation or acquisition of any new direct or indirect Subsidiary of the Company, then the Company shall, at its expense:
(i) Description of New Subsidiary Property. Within 10 days after such formation or acquisition, furnish to the holders of the Notes and the Collateral Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Required Holders;
(ii) Guaranty. Within 30 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so) to become a Guarantor by duly executing and delivering to the holders of the Notes a joinder, supplement or other guaranty agreement as the Required Holders may request, as specified by in form and substance satisfactory to the Required Holders;

(iii) Security Agreement. Within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to (i) become a “Grantor” under the Security Agreement by duly executing and delivering to the Collateral Agent (with copies thereof to the holders of the Notes) a joinder, supplement or other security agreement as the Required Holders may request, as specified by in form and substance satisfactory to the Required Holders;
(iv) Mortgages. As the Required Holders may request in their sole discretion (A) within 30 days after such formation or acquisition, cause such Subsidiary to duly execute and deliver to the Collateral Agent a Mortgage with respect to each parcel of real property owned by such Subsidiary, as specified by and in form and substance satisfactory to the Required Holders, and (B) as promptly as practicable after such formation or acquisition, cause such Subsidiary to deliver to the Collateral Agent the Mortgaged Property Support Documents, each in scope, form and substance satisfactory to the Required Holders, provided, however, that to the extent that such Subsidiary (or any Credit Party) shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the holders of the Notes;
(v) Organizational Documents; Opinions; Further Assurances. Within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to (i) deliver to the holders of the Notes (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Subsidiary as the Required Holders may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Note Documents to which such Credit Party is a party or is to be a party, (B) such documents and certifications as the Required Holders may reasonably require to evidence that such Subsidiary is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (C) a signed copy of a favorable opinion, addressed to the holders of the Notes and the Collateral Agent, of counsel for the Company or such Subsidiary acceptable to the Required Holders as to the matters contained in this paragraph 5C, and as to such other matters as the Required Holders may reasonably request, and (ii) take whatever other action is required by the Collateral Documents (including any Collateral Document entered into pursuant to this paragraph 5C) as may be necessary or advisable in the opinion of the Required Holders to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting perfected first priority Liens on the properties purported to be subject to such Collateral Documents (subject only to Liens permitted to exist and have priority by paragraph 6C hereof), enforceable against all third parties in accordance with their terms;

5D. Pledge of After Acquired Property. Upon the acquisition of any property by any Credit Party, if such property, in the judgment of the Required Holders, shall not already be subject to a perfected first priority Lien in favor of the Collateral Agent for the benefit of the holders of the Notes, then the Company shall, or shall cause such other Credit Party to, at the Company’s expense:
(i) Description of Acquired Property. Within 10 days after such acquisition, furnish to the holders of the Notes a description of the property so acquired in detail satisfactory to the Required Holders;
(ii) Collateral Documents. (A) Within 30 days after such acquisition, cause the applicable Credit Party to duly execute and deliver to the Collateral Agent security agreements, security agreement supplements, pledge agreements, or pledge agreement supplements as the Required Holders may request, as specified by and in form and substance satisfactory to the Required Holders, securing payment of all the Obligations of the applicable Credit Party under the Note Documents and constituting Liens on all such properties, (B) at the request of the Required Holders in their sole discretion, within 30 days after the acquisition of real property, duly execute and deliver to the Collateral Agent such Mortgages with respect to such real property, and (C) at the request of the Required Holders in their sole discretion, as promptly as practicable after any such acquisition of real property, cause such Credit Party to deliver to the Collateral Agent the Mortgaged Property Support Documents, each in scope, form and substance satisfactory to the Required Holders, provided, however, that to the extent that such Credit Party shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the holders of the Notes;
(iii) Further Assurances. Within 30 days after such acquisition, cause applicable Credit Party to take whatever other action is required by the Collateral Documents (including any Collateral Document entered into pursuant to this paragraph 5D) as may be necessary or advisable in the opinion of the Collateral Agent or Required Holders to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting perfected first priority Liens on the properties purported to be subject to such Collateral Documents (subject only to Liens permitted to exist and have priority by paragraph 6C hereof), enforceable against all third parties in accordance with their terms; and
(iv) Legal Opinion. Within 30 days after such acquisition, deliver to the holders of the Notes and the Collateral Agent, upon the request of the Required Holders in their sole discretion, a signed copy of a favorable opinion, addressed to the holders of the Notes and the Collateral Agent, of counsel for the Credit Parties acceptable to the Required Holders and the Collateral Agent as to the matters contained in this paragraph 5D and as to such other matters as the Required Holders or the Collateral Agent may reasonably request.

5E. Maintenance of Insurance. The Company covenants that it and each Subsidiary will maintain, with responsible insurers, insurance with respect to its properties and business against such casualties and contingencies (including, but not limited to, public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses and providing for not less than 30 days’ prior notice to the holders of the Notes of termination, lapse or cancellation of such insurance, and in any event, with respect to each Credit Party, otherwise comply with the requirements of Section 3.2(h) of the Security Agreement.
5F. Maintenance of Corporate Existence/Compliance with Law/Preservation of Property. The Company covenants that, except as permitted under paragraph 6C(3) and 6D, it and each Subsidiary will do or cause to be done all things necessary to:
(i) preserve, renew and keep in full force and effect the corporate existence of the Company and its Subsidiaries (other than those Subsidiaries not material to the financial condition, business or operations of the Company and its Subsidiaries taken as a whole);
(ii) comply with all laws and regulations (including, without limitation, laws and regulations relating to equal employment opportunity and employee safety) applicable to it and any Subsidiary except where the failure to comply could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole;
(iii) maintain, preserve and protect all material intellectual property of the Company and its Subsidiaries, and
(iv) preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition excluding normal wear and tear.
5G. Compliance with Environmental Laws. The Company covenants that it and each Subsidiary will, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all applicable Environmental Requirements, including, without limitation, the emission of wastewater effluent, solid and hazardous waste and air emissions together with any other applicable Environmental Requirements for conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, and all applicable regulations of the Environmental Protection Agency or other relevant federal, state or local governmental authority, except where the failure to comply could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole. The Company agrees to indemnify and hold you, your officers, agents and employees (each an “Indemnified Person”) harmless from any loss, liability, claim or expense that you may incur or suffer as a result of a breach by the Company or any Subsidiary, as the case may be, of this covenant other than as a result of the gross negligence or willful misconduct of such Indemnified Person. The Company shall not be deemed to have breached or violated this paragraph 5G if the Company or any Subsidiary is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Requirements for which adequate reserves have been established in accordance with generally accepted accounting principles.

5H. No Integration. The Company covenants that it has taken and will take all necessary action so that the issuance of the Notes does not and will not require registration under the Securities Act. The Company covenants that no future offer and sale of debt securities of the Company of any class will be made if there is a reasonable possibility that such offer and sale would, under the doctrine of “integration”, subject the issuance of the Notes to you to the registration requirements of the Securities Act.
5I. Financial Records. The Company covenants that it and each Subsidiary will, keep proper books of record and account in which full and correct entries (subject to normal year end adjustments and, as to interim statements, the absence of footnotes) will be made of the business and affairs of the Company or such Subsidiary under generally accepted accounting principles consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to paragraph 5A and concurred in by the independent public accountants referred to in paragraph 5A).
5J. Further Assurances. Promptly upon request by any holder of the Notes, (a) correct any material defect or error that may be discovered in any Note Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any holder of the Notes, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Note Documents, (ii) to the fullest extent permitted by applicable law, subject any Credit Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the holders of the Notes and the Collateral Agent the rights granted or now or hereafter intended to be granted to the holders of the Notes and the Collateral Agent under any Note Document or under any other instrument executed in connection with any Note Document to which any Credit Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
6. NEGATIVE COVENANTS. Unless the Required Holders otherwise agree in writing, the Company shall not, and shall not permit any Subsidiary, to take any of the following actions or permit the occurrence or existence of any of the following events or conditions:
6A. Asset Coverage Ratio; Other Financial Covenants. The Company covenants that it will not at any time permit:
(i) the sum of (A) 70% of accounts receivable of the Company and its Subsidiaries, plus (B) 35% of finished goods inventory of the Company and its Subsidiaries, in each case measured on a consolidated basis in accordance with GAAP to be less than Consolidated Debt at any time; or
(ii) The amount of the Company’s unrestricted cash on hand to be less than $5,000,000 before the end of the Company’s first fiscal quarter of 2011; or

(iii) Consolidated Operating Income to be less than 200% of Consolidated Fixed Charges; or
(iv) Consolidated Debt to exceed 55% of Consolidated Capitalization
(v) Consolidated Priority Debt to exceed 10% of Consolidated Net Worth; or
(vi) the ratio of Consolidated Debt to Consolidated EBITDA to exceed 2.75:1.00;
provided, however that subsections 6A(iii), 6A(iv), 6A(v) and 6A(vi) shall be suspended and have no force or effect for the Company’s first fiscal quarter of 2010 through and including the Company’s first fiscal quarter of 2011, after which the foregoing covenants shall be in full force and effect.
6B. Minimum Earnings. The Company covenants that it will not permit Consolidated EBITDA (i) for the fiscal quarter period ending October 2, 2010 to be less than ($5,000,000), (ii) for the two fiscal quarter period ending on December 31, 2010 to be less than ($10,000,000) and (iii) for the three fiscal quarter period ending on April 2, 2011 to be less than ($10,000,000).
6C. Liens, Debt and Other Restrictions. The Company covenants that it will not and will not permit any Subsidiary to:
6C(1). Liens. Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes pursuant to paragraph 5C), except:
(i) Liens for taxes (including ad valorem and property taxes) and assessments or governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings;
(ii) other Liens incidental to the conduct of its business or the maintenance, operation, construction or ownership of its property and assets (including pledges or deposits in connection with workers’ compensation and social security taxes, assessments and charges, and landlords, mechanics and materialmen Liens and survey exceptions or encumbrances, easements or reservations, rights-of-way, or zoning restrictions) provided that (A) such Liens were not incurred in connection with the borrowing of money, or the obtaining of advances or credit or the payment of the deferred purchase price of property and (B) the existence of such Lien does not materially detract from the value of such property or assets to the Company or any Subsidiary or unreasonably interfere with the ordinary conduct of business;
(iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with Debt;

(iv) Liens securing purchase money Debt or Capitalized Lease Obligations permitted under paragraph 6D(2)(iii), so long as any such Lien is confined solely to the item or items of property and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or for specific use with such acquired property (with respect to purchase money Debt) and the property subject to such leases (with respect to Capitalized Lease Obligations);
(v) any right of set off or banker’s lien (whether by common law, statute, contract or otherwise) in favor of any Person to whom neither the Company nor Subsidiary owes any Debt; and
(vi) Liens securing the Notes.
6C(2). Debt. Create, incur, assume or suffer to exist any Debt, except:
(i) Debt of the Company owed to any Guarantor, and Debt of any Guarantor owed to the Company or any other Guarantor;
(ii) the Notes;
(iii) purchase money Debt and Capitalized Lease Obligations in an amount not to exceed $2,500,000; and
(iv) letters of credit issued in the ordinary course of business of the Company under its line of credit with Branch Banking & Trust in an aggregate amount not to exceed $4,000,000.
6C(3). Merger or Consolidation. Merge, consolidate or exchange shares with any other Person, except that:
(i) any Subsidiary may merge or consolidate with the Company or any Guarantor; provided, in the case of a Guarantor, it remains a Guarantor after the merger or consolidation; and
(ii) the Company may merge or consolidate with any other corporation (including a Subsidiary) if the continuing or surviving corporation is the Company and immediately after such merger or consolidation, no Default or Event of Default shall have occurred or exist.
6C(4). Sale or Discount of Receivables. Sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.
6C(5). Change in Business. Enter into any business which is substantially different from the manufacturing of home furnishings.
6C(6). Transactions with Related Party. Effect any transaction with any Affiliate or Subsidiary (other than a Guarantor) by which any assets or services of the Company or a Subsidiary of the Company is transferred to such Affiliate or Subsidiary (other than a Guarantor), or from such Affiliate or Subsidiary (other than a Guarantor) or enter into any other transaction with an Affiliate or Subsidiary (other than a Guarantor), on terms more favorable than would be reasonably expected to be given in a similar transaction with an unrelated entity.

6C(7). Investments. Make, or permit to remain, an Investment except:
(i) any Investment in a Guarantor or an entity that becomes a Guarantor simultaneously with such Investment,
(ii) any evidence of debt, maturing not more than one year after the date of issue, issued by the United States of America, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America,
(iii) any repurchase agreement or certificate of deposit, maturing not more than one year after the date of purchase, issued by Wachovia Bank, National Association, or a commercial bank, bank holding company or trust company which is located within the United States of America, organized under the laws of the United States of America or the laws of any State thereof, is a member of the Federal Reserve System, has a Thompson Bank Watch Rating (or if no longer available, a comparable rating system), at the time of determination, of “B” (or higher), and has a combined capital and surplus and undivided profits of at least $500,000,000,
(iv) commercial paper, maturing not more than 270 days after the date of purchase, issued by a corporation (other than the Company or any Subsidiary or Affiliate) organized and existing under the laws of any state within the United States of America with a rating, at the time as of which any determination thereof is to be made, of “P-1” (or higher) according to Moody’s Investors Service (or if no longer available, a comparable rating system), or “A-1” (or higher) according to Standard & Poor’s Corporation (or if no longer available, a comparable rating system),
(v) money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clauses (ii) through (iv) above or of municipal money market securities,
(vi) property or assets acquired solely in exchange for capital stock of the Company, and
(vii) any other Investment of the Company or any Guarantor so long as the amount of all such Investments, other than investments specified in clauses (i) through (vi) above shall not exceed $2,500,000.
6D. Sale of Property. The Company will not, and will not permit any Subsidiary to, Dispose of any property or assets, except:
(i) The Company or any Subsidiary may sell inventory in the ordinary course of business for Fair Market Value;

(ii) any Subsidiary may Dispose of its assets to the Company or a Guarantor;
(iii) the Company or any Subsidiary may Dispose of assets (whether or not leased back) so long as, immediately after giving effect to such proposed Disposition:
(A) the consideration for such assets represents the Fair Market Value of such assets (as determined in good faith by the Company’s Board) at the time of such Disposition;
(B) the net book value of all assets so Disposed of by the Company and its Subsidiaries during the term of this Agreement does not exceed $10,000,000; and
(D) no Default or Event of Default shall exist.
For purposes of this paragraph 6D:
(i) “Disposition” means the sale, lease, transfer or other disposition of property, and “Disposed of” has a corresponding meaning to Disposition;
(ii) Calculation of net book value. The net book value of any assets shall be determined as of the respective date of Disposition of those assets; and
(iii) Sales of less than all the stock of a Subsidiary. In the case of the sale or issuance of the stock of a Subsidiary, the amount of Consolidated Assets contributed by the stock Disposed of shall be assumed to be the percentage of outstanding stock sold or to be sold.
6E. Subsidiary Stock and Debt. The Company will not:
(i) directly or indirectly sell, assign, pledge or otherwise dispose of any Debt of or any shares of stock of (or warrants, rights or options to acquire stock of) any Subsidiary except to a Guarantor;
(ii) permit any Subsidiary directly or indirectly to sell, assign, pledge or otherwise dispose of any Debt of the Company or any other Subsidiary, or any shares of stock of (or warrants, rights or options to acquire stock of) any other Subsidiary, except to the Company or a Guarantor;
(iii) permit any Subsidiary to have outstanding any shares of Preferred Stock other than Preferred Stock owned by the Company or a Guarantor;
(iv) permit any Subsidiary directly or indirectly to issue or sell any shares of its stock (or warrants, rights or options to acquire its stock) except to the Company or a Guarantor; or

(v) permit any Subsidiary to enter into or otherwise be bound by or subject to any contract or agreement (including, without limitation, any provision of its certificate or articles of incorporation or bylaws) that restricts its ability to pay dividends or other distributions on account of its stock.
6F. ERISA. The Company covenants that it will not nor permit any Subsidiary to:
(i) terminate or withdraw from any Plan resulting in the incurrence of any material liability to the Pension Benefit Guaranty Corporation;
(ii) engage in or permit any Person to engage in any prohibited transaction (as defined in Section 4975 of the Code) involving any Plan (other than a Multiemployer Plan) which would subject the Company or any Subsidiary to any material tax, penalty or other liability;
(iii) incur or suffer to exist any material accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, involving any Plan (other than a Multiemployer Plan); or
(iv) allow or suffer to exist any risk or condition which presents a risk of incurring a material liability to the Pension Benefit Guaranty Corporation.
6G. Environmental Matters. The Company covenants that it will not, and will not permit any Third Party to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used, produced, released or managed in the ordinary course of business in compliance with all applicable Environmental Requirements except where the failure to do so could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole and except for Hazardous Materials released in amounts which do not require remediation pursuant to applicable Environmental Requirements or if remediation is required, such remediation could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole.
6H. Specified Laws. Neither the Company nor any agent acting on its behalf will take any action which could reasonably be expected to cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in any case as in effect now or as the same may hereafter be in effect. At no time shall more than twenty-five percent (25%) of the Company’s Consolidated Assets subject to the restrictions set forth in paragraph 6(C)(1) be represented by “margin stock”, as such term is defined in Regulation U.
7. EVENTS OF DEFAULT.
7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
(i) the Company defaults in the payment of any principal of or Yield-Maintenance Amount payable with respect to any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Company defaults in the payment of any interest on any Note for more than 5 calendar days after the date due; or
(iii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation (other than a current trade payable which does not constitute Debt) issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto; or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $2,500,000; or
(iv) any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or
(v) the Company fails to perform or observe any agreement contained in paragraphs, 5L and paragraph 6 (other than paragraphs 6C(6), 6F, 6G and 6H and solely to the extent that a commercial bank, bank holding company or trust company shall fail to meet the standards specified in clause (iii) of paragraph 6C(7) after the date of an Investment by the Company under such clause (iii), paragraphs 6C(7)(iii) and solely to the extent a corporation shall fail to meet the standards specified in clause (iv) of paragraph 6C(7) after the date of an Investment by the Company under such clause (iv), paragraph 6C(7)(iv)); or
(vi) the Company or any Subsidiary fails to perform or observe any other agreement contained herein or in any other Note Document and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof or after receipt by the Company of written notice from a holder of a Note of such failure; or
(vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or
(ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or
(x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein; or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part (being an amount equal to 15% of Consolidated Assets), or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the Consolidated Assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed at least 15% of Consolidated Operating Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(xiii) a final judgment or judgments in an amount in excess of $2,500,000, individually or in the aggregate, shall be rendered against the Company or any Subsidiary (for which no insurer has acknowledged, in writing, responsibility for liability, subject to customary deductible) and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or
(xiv) the Company or any ERISA Affiliate, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $2,500,000;

(xv) any guaranty agreement contemplated by paragraph 3A or paragraph 5C shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared by any court or governmental authority of competent jurisdiction to be void, voidable or unenforceable against the guarantor thereunder; (ii) the validity or enforceability of any such guaranty agreement against the guarantor thereunder shall be contested by such guarantor, the Company or any Subsidiary; (iii) any guarantor, the Company or any Subsidiary shall deny that such guarantor has any liability or obligation under the guaranty agreement to which it is a party; provided that no such denial made on the grounds that a guarantor’s obligations under its guaranty agreement have been satisfied in accordance with its terms (e.g., such obligations have been fully paid or properly released) shall constitute an Event of Default; or (iv) any Subsidiary shall default in the performance of any obligation under any such guaranty agreement to which it is a party;
(xvi) any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared by any court or other governmental authority of competent jurisdiction to be void, voidable or unenforceable against the grantor thereunder; (ii) the validity or enforceability of any Collateral Document against the grantor thereunder shall be contested by such grantor; or (iii) any grantor under any Collateral Document shall deny that it has any liability or obligation under such Collateral Document; provided that no such denial made on the grounds that such grantor’s obligations under such Collateral Document have been satisfied in accordance with its terms (e.g., such obligations have been fully paid or properly released) shall constitute an Event of Default;
then:
(a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, the holder of any Note (other than the Company or any Subsidiary or Affiliate) may at its option, by written notice to the Company, terminate the Facility and/or declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued and unpaid thereon, without presentment, demand, protest or other notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company,
(b) if such event is an Event of Default specified in any of clauses (vii), (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Facility shall automatically terminate and all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued and unpaid thereon, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company, and

(c) if such event is any Event of Default other than specified in clauses (vii) (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Required Holder(s) may, at its or their option, by written notice to the Company, terminate the Facility and declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable, together with interest accrued and unpaid thereon and, to the extent permitted by applicable law, the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company, and instruct the Collateral Agent to exercise all rights and remedies under the Collateral Documents.
7B. Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if:
(i) the Company shall have paid all accrued and unpaid overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and accrued and unpaid interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes,
(ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration,
(iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and
(iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement.
No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.
7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.
7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in the Note Documents or in aid of the exercise of any power granted in the Note Documents, and may direct the Collateral Agent in accordance to exercise on behalf of the holders of the Notes all rights and remedies available to the holders of the Notes under the Collateral Documents. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

7E. Application of Proceeds. After the exercise of remedies provided for in this paragraph 7 (or after the Notes have automatically become immediately due and payable), any amounts received by the holders of the Notes shall be applied ratably to the Obligations.
8. REPRESENTATIONS AND WARRANTIES. To induce each Purchaser to enter into this Agreement, and thereby amend and restate the Original Agreement, the Company warrants and represents as follows:
8A. Organization. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. Schedule 8A hereto is an accurate and complete list of all Subsidiaries as of the Date of Closing, including the jurisdiction of organization and ownership of all such Subsidiaries. The Company and each Subsidiary has the organizational power to own its respective properties and to carry on its respective businesses as now being conducted and is duly qualified and authorized to do business in each other jurisdiction in which the character of its respective properties or the nature of its respective businesses require such qualification or authorization except where the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole. The execution, delivery and performance by the Company of this Agreement (i) are within the Company’s power and authority and (ii) have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered for the benefit of or on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
8B. Financial Statements. The Company has furnished you with the following financial statements, identified by a principal financial officer of the Company a Consolidated balance sheet as at the last day of the fiscal year in each of the years 2006 to 2009, inclusive, a Consolidated statement of income for each such year, and Consolidated statements of stockholder’s equity and cash flows for 2006 to and including 2009, all reported on by PriceWaterhouseCoopers. Those financial statements (including any related schedules and/or notes) fairly present in all material respects (subject, as to interim statements, to the absence of footnotes or to changes resulting from normal year-end adjustments) the financial condition of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present, in all material respects, the Consolidated financial condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present, in all material respects, the Consolidated results of the operations of the Company and its Subsidiaries, the changes in the Company’s stockholders’ equity and their Consolidated cash flows for the periods indicated. Except as set forth on Schedule 8B, there has been no material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole since December 31, 2009.

8C. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any properties or rights of the Company or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.
8D. Outstanding Debt. Neither the Company nor any Subsidiary has any Debt outstanding except permitted by paragraph 6C(2). There is no default under the provisions of any instrument evidencing any Debt or of any agreement relating thereto. Schedule 8D hereto is an accurate and complete list of Debt of the Company and its Subsidiaries on the Date of Closing.
8E. Title to Properties. The Company and each Subsidiary have good and indefeasible title to their respective real properties (other than leased properties or which individually or in the aggregate are not material to the Company) and good title to all of their other respective properties and assets, including the properties and assets reflected in the balance sheet as at December 31, 2009 referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business or which individually or in the aggregate are not material to the Company), subject to no Lien of any kind except Liens permitted by paragraph 6C(1). All leases necessary in any material respect for the conduct of the respective business of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.
8F. Taxes. The Company has and each Subsidiary has filed all federal, state and other income tax returns which, to the best knowledge of the Responsible Officers of the Company, are required to be filed (giving effect to any extensions granted), and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due (including any extensions granted), except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.
8G. Conflicting Agreements and Other Matters. Neither the Company nor any Subsidiary is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition of the Company and its Subsidiaries taken as a whole. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary pursuant to, the charter or by-laws of the Company or any Subsidiary, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any Subsidiary is subject. Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G attached hereto.

8H. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than accredited investors, and neither the Company nor any agent acting on its behalf has taken any action which would reasonably be expected to subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction. The Company hereby represents and warrants to you that, within the preceding twelve months, neither the Company nor any other Person acting on behalf of the Company has offered or sold to any Person (other than accredited investors) any Notes, or any securities of the same or a similar class as the Notes, or any other substantially similar securities of the Company.
8I. Use of Proceeds. Neither the Company nor any Subsidiary owns (other than margin stock of insignificant amounts received by the Company as payment for accounts receivable or otherwise held by the Company) or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”), other than shares of the Company’s common stock repurchased by the Company which are immediately thereafter cancelled and are not held as treasury stock. The proceeds of sale of the Notes will be used for the repurchase of the Company’s common stock and for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Debt which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U, other than for the repurchase by the Company of its common stock, which stock is immediately thereafter cancelled and is not held as treasury stock. Neither the Company nor any agent acting on its behalf has taken any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.
8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary or any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of your representation in paragraph 9B.

8K. Governmental Consent. Assuming the representations made by you in paragraph 9 are accurate, neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than those which are made or obtained prior to Closing and routine filings after the date of any Closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.
8L. Environmental Compliance.
(i) The Company and its Subsidiaries and all of their respective Properties have complied at all times and in all respects with all Environmental Requirements where failure to comply could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.
(ii) Neither the Company nor any Subsidiary is subject to any Environmental Liability or Environmental Requirement which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.
(iii) Neither the Company nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. Except as specified on Schedule 8L, none of the Properties has been identified on any current or proposed National Priorities List under 40 C.F.R. § 300 or any list arising from a state statute similar to CERCLA. None of the Properties has been identified on any CERCLIS list.
(iv) No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, released, managed at or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties or, to the actual knowledge of the Company, at or from any adjacent site or facility, except for Hazardous Materials used, produced, manufactured processed, generated, stored, disposed of, released and managed in the ordinary course of business in compliance with all applicable Environmental Requirements and except for Hazardous Materials present in amounts which have not required and do not require remediation, pursuant to applicable law or regulation, or if remediation is required, such remediation could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.
(v) The Company and each Subsidiary have procured all permits necessary under Environmental Requirements for the conduct of their respective businesses or is otherwise in compliance with all applicable Environmental Requirements, except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

8M. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to you by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any Subsidiary which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, or financial condition of the Company and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to you by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.
8N. Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.
8O. Absence Of Foreign Or Enemy Status. Neither the Company nor any of its Subsidiaries is or will become a Person described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, 31 CFR Part 595 et seq. (the “Anti-Terrorism Order”), and neither the Company nor any Subsidiary has knowingly engaged in any dealings or transactions, or otherwise knowingly been associated, with any such Person. Neither the sale of the Notes nor the use of proceeds thereof will result in a violation of the Trading with the Enemy Act, as amended, or any of the Foreign Assets Control Regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or presidential executive order in connection therewith. Whether or not, in each case, the Company and its Subsidiaries are subject to the jurisdiction thereof, the Company and its Subsidiaries are in material compliance with the provisions of the Anti-Terrorism Order, and do not and will not engage in any dealings or transactions or otherwise be associated with Persons who are on the list of Specially Designated Nationals and Blocked Persons, as published from time to time, or in Section 1 of Executive Order 13224.
8P. Solvency. Each Credit Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
9. REPRESENTATIONS OF THE PURCHASERS. You represent as follows:
9A. Nature of Purchase. You are acquiring the Notes to be purchased by you hereunder for your own account and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of your property shall at all times be and remain within your control.

9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:
(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile; or
(ii) the Source is a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by you to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or
(vi) the Source is a governmental plan; or
(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or
(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
10. DEFINITIONS. For the purpose of this Agreement, the terms defined in the introductory sentence and in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:
10A. Yield-Maintenance Terms.
“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
“Designated Spread” shall mean 0% in the case of each Series AA Note and of any other Series unless the Confirmation of Acceptance with respect to the Notes of such other Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such other Series, the Designated Spread so specified.
“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the Y-M Business Day next preceding the Settlement Date with respect to such Called Principal as of such Settlement Date, as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, or TradeWeb LLC shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Y-M Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H. 15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.
“Remaining-Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, but assuming for purposes of this definition of Remaining Scheduled Payments that the stated interest rate on the outstanding Series AA Notes is 6.73%, and that the stated interest rate on the outstanding 2001 Notes is 6.94%.
“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal, but assuming for purposes of this definition of Yield-Maintenance Amount that the stated interest rate on the outstanding Series AA Notes is 6.73% and that the stated interest rate on the outstanding 2001 Notes is 6.94%. The Yield-Maintenance Amount shall in no event be less than zero.
“Y-M Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
10B. Other Terms.
“Acceptance” is defined in paragraph 2B(5) of this Agreement.

“Acceptance Day” is defined in paragraph 2B(5) of this Agreement.
“Acceptance Window” is defined in paragraph 2B(5) of this Agreement.
“Accepted Note” is defined in paragraph 2B(5) of this Agreement.
“Affiliate” shall mean with respect to any Person, any other Person (a) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, (b) which other Person beneficially owns or holds 5% or more of the shares of any class of Voting Stock of such Person or (c) 5% or more of any class of the Voting Stock of which is beneficially owned or held by such designated entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of Voting Stock or by contract or otherwise. Affiliate shall not include Subsidiaries.
“Agreement Effective Date” means May 11, 2010.
“Asset Disposition” shall mean the sale or other disposition of any assets by the Company or any of its Subsidiaries to any Person (other than an Credit Party) other than (x) sales of assets in the ordinary course of business, (y) sales of other assets to the extent the proceeds of such sale or other disposition are in excess of One Hundred Thousand Dollars ($100,000) during any fiscal year of the Company and are not to be reinvested in fixed assets or other similar assets within one hundred eighty (180) days of such sale or other disposition and (z) sales of assets permitted under 6D(iii).
“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” shall have the meaning specified in paragraph 2(B)(1) of this Agreement.
“Bankruptcy Law” is defined in clause (viii) of paragraph 7A of this Agreement.
“Board” shall mean, for any Person, its Board of Directors or equivalent governing body.
“Business Day” shall mean any day other than (i) a Saturday, a Sunday or (ii) a day on which commercial banks in New York City or Charlotte, North Carolina are required or authorized to be closed.
“Cancellation Date” is defined in paragraph 2B(8)(iv) of this Agreement.
“Cancellation Fee” is defined in paragraph 2B(8)(iv) of this Agreement.
“Capitalized Lease Obligation” shall mean any rental obligation which, under generally accepted accounting principles, would be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.
“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Inventory System established pursuant to CERCLA.
“Closing Day” is defined in paragraph 2B(3)(iv).
“Code” shall mean the Internal Revenue Code of 1986. as amended.
“Collateral” shall mean all of the property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the holders of the Notes.
“Collateral Agency Agreement” means that certain Collateral Agency Agreement, dated as of the date hereof, by and among the Collateral Agent, the holders of the Notes, the Company and the Guarantors.
“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as Collateral Agent under the Collateral Documents, or any successor collateral agent.
“Collateral Documents” shall mean, collectively, the Security Agreement, the Collateral Agency Agreement, the Mortgages, each Intellectual Property Security Agreement (as defined in the Security Agreement) each document, instrument, agreement, financing statement, endorsement, stock-power, collateral assignment or any other agreement delivered to the Collateral Agent pursuant to the terms thereof or of paragraphs 3A, 5C or 5D, and each of the other agreement, instrument or document that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the holders of the Notes.

“Company” shall have the meaning assigned to such term in the initial paragraph hereof.
“Confirmation of Acceptance” is defined in paragraph 2B(5) of this Agreement.
“Consolidated” shall mean the consolidated financial information of the Company and its Subsidiaries under generally accepted accounting principles.
“Consolidated Assets” shall mean, as at any date of determination, the total assets of the Company and its Subsidiaries appearing on a Consolidated balance sheet prepared under generally accepted accounting principles as of the date of determination, after deducting any reserves applicable thereto and after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
“Consolidated Capitalization” shall mean, at any time, the sum of (i) Consolidated Debt at such time plus (ii) Consolidated Net Worth at such time.
“Consolidated EBITDA” shall mean, for the Company and its Subsidiaries on a Consolidated basis for the four fiscal quarters most recently ended, Consolidated Net Earnings, or Consolidated Net Loss, as the case may be, for such period, plus, to the extent deducted in calculating such Consolidated Net Earnings or Consolidated Net Loss, taxes, depreciation, amortization and Consolidated Interest Charges .
“Consolidated Fixed Charges” shall mean, for the Company and its Subsidiaries on a Consolidated basis, the sum (without duplication) of:
(i) all Rentals (excluding all principal components of Rentals under Capitalized Lease Obligations) paid during the most recently completed four fiscal quarters (the “Prior Period”); and
(ii) all Consolidated Interest Charges for the Prior Period.
“Consolidated Interest Charges” shall mean, for any applicable period, for the Company and its Subsidiaries on a Consolidated basis, all interest expense (as determined in accordance with generally accepted accounting principles) on all Debt (including Capitalized Lease Obligations) net of interest income.
“Consolidated Net Earnings” shall mean, for any applicable period, for the Company and its Subsidiaries on a Consolidated basis, the excess of (a) gross revenues (including, but not limited to, any and all proceeds received in connection with the Continued Dumping and Subsidy Offset Act of 2000) over (b) all expenses and charges of a proper character (including current and deferred taxes on income and current additions to reserves) each for the applicable period, but (x) excluding from expenses and charges for the applicable period a one time restructuring charge of up to $6,000,000 to be taken no later than the 2009 fiscal year in connection with the conversion of the Company’s Martinsville, Virginia facility from a manufacturing facility to a warehouse facility and (y) not including in gross revenues:
(i) any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sales, conversions or other dispositions of capital assets outside the ordinary course of business,
(ii) any gains resulting from the write-up of assets,

(iii) any earnings or deferred credit (or amortization of a deferred credit) of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition not included in gross revenues under generally accepted accounting principles,
(iv) any deferred credit representing the excess of equity in any Subsidiary of the Company at the date of acquisition over the cost of the investment in such Subsidiary,
(v) proceeds of life insurance policies on any Responsible Officer exceeding $250,000 for such period,
(vi) gains arising from the acquisition of debt securities for a cost less than the principal amount and accrued interest,
(vii) extraordinary items or transactions of a non-recurring or non-operating and material nature or arising from gains or sales relating to the discontinuance of operations, or
(viii) any portion of the net earnings (included in the determination of such Consolidated Net Earnings or such Consolidated Net Loss) of any Subsidiary which for any reason shall be unavailable for payment of dividends to the Company, all as determined in accordance with generally accepted accounting principles.
If the above calculation results in an amount less than zero, then for such period there shall be a “Consolidated Net Loss” as determined below.
“Consolidated Net Loss” shall mean, for any applicable period, for the Company and its Subsidiaries on a Consolidated basis, the excess of (a) expenses and charges of a proper character (including current and deferred taxes on income, provision for taxes an unremitted foreign earnings which are included in gross revenues, and current additions to resources) over (b) gross revenues for the same period, but not including in gross revenues those items listed in clauses (i) through (iv), inclusive, in the definition Consolidated Net Earnings above, all as determined in accordance with generally accepted accounting principles. If the above calculation results in an amount of zero or more, then for such period there shall be “Consolidated Net Earnings” as determined above.
“Consolidated Net Worth” shall mean, at any time, for the Company and its Subsidiaries on a Consolidated basis shareholders’ equity at such time determined in accordance with generally accepted accounting principles.

“Consolidated Operating Income” shall mean, for the Company and its Subsidiaries on a Consolidated basis for the four fiscal quarters most recently ended, Consolidated Net Earnings, or Consolidated Net Loss, as the case may be, for such period, plus to the extent deducted in calculating such Consolidated Net Earnings or Consolidated Net Loss, taxes, Consolidated Interest Charges and Rentals.
“Consolidated Priority Debt” shall mean, on a Consolidated basis on any date of determination, the sum (without duplication) of:
(i) the aggregate amount of Debt of all Subsidiaries, plus
(ii) Debt of any Person which is secured by, or otherwise benefitting from, a Lien on any property, tangible or intangible, of the Company or any Subsidiary, whether or not the Company or such Subsidiary has assumed or become liable for the payment of such Debt, plus
(iii) the present value of the rental obligations of the Company or a Subsidiary as lessee under a Capitalized Lease Obligation (discounted according to generally accepted accounting principles at the debt rate implicit in the lease).
“Credit Party” shall mean the Company and each Guarantor.
“Debt” shall mean with respect to any Person, at any date of determination,
(i) all indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed (including, without limitation, all Capitalized Lease Obligations); and
(ii) all indebtedness, whether or not for borrowed money, secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed by such Person; and
(iii) any indebtedness, whether or not for borrowed money, with respect to which such Person has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by such Person, whether by purchase, consolidation, merger or otherwise other than any trade payable in the ordinary course of business that is a current liability under generally accepted accounting principles; and
(iv) any indebtedness of the character referred to in clauses (i), (ii) or (iii) of this definition deemed to be extinguished under generally accepted accounting principles but for which such Person remains legally liable to the extent the market value of any assets such Person has placed in trust for the benefit of the holders of that indebtedness is less than the aggregate amount of that indebtedness; and
(v) any indebtedness of any other Person of the character referred to in subdivision (i), (ii), (iii) or (iv) of this definition with respect to which the Person whose Debt is being determined has become liable by way of a Guarantee;

all as determined in accordance with generally accepted accounting principles, provided, however, Debt shall not include endorsement of negotiable instruments for collection in the ordinary course of business.
“Default Rate” means, for any Series of Notes, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the greater of (a) 2% over the interest rate applicable to such Series of Notes immediately prior to such Event of Default and (b) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association from time to time in New York City as its Prime Rate.
“Delay Delivery Fee” is defined in paragraph 2B(8)(iii) of this Agreement.
“Disposition” means the sale, lease, transfer or other disposition of property, and “Disposed of” has a corresponding meaning to Disposition.
“Environmental Authority” shall mean any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.
“Environmental Judgments and Orders” shall mean all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, degree or order.
“Environmental Liabilities” shall mean any liabilities, whether accrued or contingent, arising from or relating in any way to any Environmental Requirements.
“Environmental Notices” shall mean any written communication from any Environmental Authority stating possible or alleged noncompliance with or possible or alleged liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority for correction of any purported violation of any Environmental Requirements or any investigation concerning any purported violation of any Environmental Requirements. Environmental Notices also shall mean (i) any written communication from any other Person threatening litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements and (ii) any complaint, petition or similar documents filed by any other Person commencing litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements.
“Environmental Proceedings” shall mean any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.
“Environmental Releases” shall mean releases (as defined in CERCLA or under any applicable state or local environmental law or regulation) of Hazardous Materials. Environmental Releases does not include releases for which no remediation or reporting is required by applicable Environmental Requirements and which do not present a danger to health, safety or the environment.

“Environmental Requirements” shall mean any applicable local, state or federal law, rule, regulation, permit, order, decision, determination or requirement relating in any way to Hazardous Materials or to health, safety or the environment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.
“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Facility” is defined in paragraph 2B(1) of this Agreement.
“Fair Market Value” shall mean at any time, the sale value of property that would be realized in an arm’s-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.
“Guarantee” shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Debt, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.
“Guarantor” shall mean each Subsidiary of the Company that Guarantees the Notes and has complied with the provisions of paragraphs 5C and 5D.

“Guaranty Agreement” shall mean that certain Guaranty Agreement, dated the date hereof and executed by the Guarantors in favor the holders of the Notes (as amended, restated, supplemented or modified from time to time), together with each joinder thereto, or such other guaranty agreement delivered pursuant to paragraph 5C.
“Hazardous Materials” shall mean (a) hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, or in any applicable federal, state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable federal, state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable federal, state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.
“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.
“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of. or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.
“Investment” shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any other Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, capital stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person.
“Issuance Fee” is defined in paragraph 2B(8)(ii) of this Agreement.
“Issuance Period” is defined in paragraph 2B(2) of this Agreement.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, but excluding protective filings for operating leases for equipment) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation, including any rights of setoff (whether by statute, common law, contract or otherwise).

“Mortgage” shall mean a deed of trust, trust deed, deed to secure debt, mortgage, leasehold mortgage, and leasehold deed of trust (together with the assignments of leases and rents referred to therein) and each other mortgage delivered pursuant to paragraph 3A or paragraph 5D, in each case as amended, to be in form and substance satisfactory to the Required Holders and their counsel to account for local law matters.
“Mortgaged Property Support Documents” shall mean for any property encumbered by a Mortgage, in each case as the Required Holders may require, such title searches and existing surveys, opinions of counsel and other documentation and evidence that all other action the Required Holders may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.
“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“Net Cash Proceeds” shall mean (i) with respect to any Asset Disposition, an amount equal to one hundred percent (100%) of the proceeds of such Asset Disposition net of amounts reasonably determined by the Company to be required to pay taxes and costs applicable to the disposition, (ii) with respect to any Recovery Event for which the Company decides not to replace, rebuild or restore such property or if Company has not delivered the Recovery Determination Notice within thirty (30) days after such Recovery Event, the proceeds of insurance paid in connection with such Recovery Event, when received, and (iii) with respect to any Recovery Event for which the Company decides to replace, rebuild or restore such property, any amounts of insurance proceeds not applied to the costs of replacement or restoration.
“Note Document(s)” shall mean this Agreement, the Notes, the Guaranty Agreement and any other guaranty agreement executed pursuant to this Agreement, the Collateral Documents and any other agreements, certificates, and instruments to be executed pursuant to the terms of each of the foregoing, as each may be amended, restated or otherwise modified from time to time.
“Notes” is defined in paragraph lB of this Agreement.
“Obligations” means all amounts, obligations, liabilities, agreements, undertakings, provisions, covenants and duties of every type and description owing by any Credit Party to the holders of Notes pursuant to or in connection with this Agreement or any other Note Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the holders of Notes incurred pursuant to this Agreement or any other Note Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by its Chairman, President, one of its Vice Presidents or its Treasurer.
“Original Agreement” shall have the meaning assigned to such term in the initial paragraph hereof.
“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.
“Plan” shall mean any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.
“Preferred Stock”, as applied to any corporation, shall mean shares of stock of such corporation which are entitled to preference or priority over any other shares of such corporation in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Properties” shall mean all real property owned, leased or otherwise used or occupied by the Company or any Subsidiary, wherever located.
“Proposed 4H Prepayment Date” is defined in Paragraph 4H(c).
“Prudential” is defined in the Introduction of this Agreement.
“Prudential Affiliate” shall mean (i) any Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Prudential, or (ii) any investment fund, account or other vehicle for which Prudential (or any Prudential Affiliate) acts as investment advisor or portfolio manager. As used in the preceding clause (i), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Purchasers” shall mean Prudential, Hartford Life Insurance Company, and Medica Health Plans with respect to the 2001 Notes; Prudential, Pruco Life Insurance Company of New Jersey, Prudential Retirement Insurance and Annuity Company, and Mutual of Omaha Insurance Company, and their respective successors and assigns, with respect to the Series AA Notes; and, with respect to any Accepted Notes, Prudential and/or the Prudential Affiliate(s), and their respective successors and assigns which are purchasing such Accepted Notes.
“Recovery Determination Notice” is defined in Paragraph 4H(a).

“Recovery Event” shall mean (a) any casualty loss in respect of assets of the Company or any of its Subsidiaries covered by casualty insurance, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of the Company or any of its Subsidiaries by any governmental authority.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Rentals” shall mean for any period of determination all fixed rents or charges (including as such all payments during any such period of determination which the lessee is obligated to make on termination of the lease or surrender of the property) payable by the Company or a Subsidiary (as lessee, sublessee, license, franchisee or the like) for such period under a lease, license, or other agreement for the use or possession of real or personal property, tangible or intangible, as determined in accordance with generally accepted accounting principles.
“Request for Purchase” is defined in paragraph 2B(3) of this Agreement.
“Required Holder(s)” shall mean the holder or holders of at least 66 2/3% of the aggregate principal amount of the Notes from time to time outstanding.
“Rescheduled Closing Day” is defined in paragraph 2B(7) of this Agreement.
“Responsible Officer” shall mean the chief executive officer, chief operating officer, principal financial officer, principal accounting officer, treasurer or assistant treasurer of the Company or any other senior executive officer of the Company involved principally in its financial administration or its controllership function.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Agreement” shall mean that certain Security Agreement, dated the date hereof and delivered by the Company and the Guarantors to the Collateral Agent on behalf of the holders of the Notes (as amended, restated, supplemented or modified from time to time), together with each joinder and supplement thereto, or such other security agreement delivered pursuant to paragraph 5C.
“Series AA Closing Day” is defined in paragraph 2A of this Agreement.
“Series AA Note(s)” is defined in paragraph 1A of this Agreement.
“Series AA Note Purchaser(s)” shall mean Prudential, Hartford Life Insurance Company and Medica Health Plans.
“Shelf Notes” is defined in paragraph lB of this Agreement.

“Significant Holder” shall mean (i) you, so long as you shall hold (or be committed under this Agreement to purchase) any Note, or (ii) any other Person which holds at least $5,000,000 of the aggregate principal amount of the Notes from time to time outstanding.
“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” shall mean any corporation, limited liability company, or partnership organized under the laws of any state of the United States of America which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States or Canada, whose accounts are or are required to be consolidated with the Company’s under generally accepted accounting principles.
“Third Party” shall mean all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Company’s business (consistent with its practices on the Date of Closing) and on a temporary basis.
“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by you under this Agreement.
“2001 Notes” shall have the meaning in the initial paragraph hereof.
“Voting Stock” shall mean, with respect to any Person, any shares of stock of or other ownership interest in such Person whose holders are entitled under ordinary circumstances to vote for the election of directors or similar body of such Person (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
10C. Accounting Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B, subject in the case of, interim statements to normal year end adjustments and to the absence of footnotes. For purposes of determining compliance with the financial covenants contained in this Agreement, including without limitation those set forth in Paragraph 6, any election by the Company to measure an item of Debt using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

11. MISCELLANEOUS.
11A. Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto in the case of any 2001 Note or any Series AA Note, (ii) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note, or (iii) or such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees (and any Transferee shall agree as a condition to the transfer of any Note or part thereof) that, before disposing of any Note, it (and any such Transferee) will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as you have made in this paragraph 11A.
11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save you and any Transferee harmless against liability for the payment of, all reasonable out-of-pocket expenses actually incurred (including without limitation legal fees) arising in connection with such transactions, including:
(i) all taxes (together in each case with interest and penalties, if any), other than state or federal income taxes or franchise taxes, including without limitation, all stamp, intangibles, recording and other taxes, which may be payable with respect to the execution and delivery of this Agreement or the execution, delivery or acquisition of any Note;
(ii) all reasonable document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by you or any Transferee after the Series AA Closing Day in connection with this Agreement or the Notes and any subsequent proposed modification or waiver of, or proposed consent under, this Agreement or the Notes, whether or not such proposed modification or waiver shall be effected or proposed consent granted, and

(iii) the reasonable costs and expenses, including reasonable attorneys’ fees, actually incurred by you or such Transferee or the Collateral Agent in connection with the restructuring, refinancing or “work out” of this Agreement or the Notes or the transactions contemplated hereby or thereby or in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or the transactions contemplated hereby or by reason of your or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case, and
(iv) all reasonable costs and expenses, including reasonable fees, charges and disbursements of the Collateral Agent incurred pursuant to this Agreement or any of the Collateral Documents.
The Company shall indemnify each holder of the Notes and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Notes, the other Note Documents, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or under the Notes, the other Note Documents, or the consummation of the transactions contemplated hereby or thereby, (ii) any Notes or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of the Company’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by you or any Transferee and the payment of any Note.
11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change:
(i) the maturity of any Note,

(ii) the principal of, or the rate or time of payment of interest on or any Yield-Maintenance Amount payable on any Note,
(iii) the time, amount or allocation of any prepayments, or
(iv) the proportion of the principal amount of the Notes required for any consent, amendment, waiver or declaration.
Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from be amended or supplemented time to time.
11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable in registered form without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and a record of transfers of the Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.
11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company shall treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person (other than any Person not an institutional investor) on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of you or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof
11G. Successors and Assigns; Transfer Provisions. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.
11H. Disclosure to Other Persons; Confidentiality. The Company acknowledges that the holder of any Note may deliver copies of any financial statements and other documents or information delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement only to:
(i) such holder’s directors, officers, employees, agents and professional consultants,
(ii) any other holder of any Note,
(iii) any Person to which such holder offers to sell such Note or any part thereof, provided that each such Person agrees in writing to observe the confidentiality standards described in this paragraph 11H,
(iv) any Person to which such holder sells or offers to sell a participation in all or any part of such Note, provided that each such Person agrees in writing to observe the confidentiality standards described in this paragraph 11H,
(v) any Person from which such holder offers to purchase any security of the Company, provided that each such Person agrees in writing to observe the confidentiality standards described in this paragraph 11H,
(vi) any federal or state regulatory authority having jurisdiction over such holder,
(vii) the National Association of Insurance Commissioners or any similar organization or

(viii) any other Person to which such delivery or disclosure may be necessary or reasonably appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process or informal investigative demand or (c) in connection with any litigation to which such holder is a party.
Subject to the foregoing, each holder of a Note hereby agrees to use its best efforts to hold in confidence and not to disclose any Confidential Information; provided, that such holder will be free, after notice to the Company, to correct any false or misleading information which may become public concerning its relationship to the Company. For the purpose of this paragraph 11H, the term “Confidential Information” shall mean information about the Company or any Subsidiary furnished by the Company or any Subsidiary to such holder, but does not include any information (i) which as publicly known, or otherwise known to such holder, at the time of disclosure, (ii) which subsequently becomes publicly known through no act or omission by such holder, or (iii) which otherwise becomes known to such holder other than through disclosure by the Company or any Subsidiary.
11I. Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and
(i) if to you, addressed to you at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as you shall have specified to the Company in writing,
(ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company,
(iii) if to the Collateral Agent, addressed to it at Bank of New York Mellon Trust Company, N.A., Corporate Trust (Jacksonville), 10161 Centurion Parkway North, 2nd Floor, Jacksonville, Florida 32256, or at such other address as the Collateral Agent shall have specified to the holders of Notes and the Company in writing; and
(iv) if to the Company, addressed to it at 1641 Fairystone Park Highway, Stanleytown, Virginia 24168, Telephone: (276) 627-2000, Telecopy: (276) 629-5114, Attention: Mr. Douglas I. Payne, Executive Vice President — Finance and Administration or at such other address as the Company shall have specified to the holder of each Note in writing.
11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, then and in such event payment shall be made on the next succeeding Business Day, but shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

11K. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to you or to the Required Holder(s), the determination of such satisfaction shall be made by you or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.
11L. Independence of Covenants. All covenants of the Company hereunder shall be of independent effect so that if a particular action or condition is not permitted by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be within the other limitations of, another covenant, shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.
11M. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York. THE COMPANY HEREBY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDER(S) AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES SHALL BE LITIGATED IN SUCH COURTS, AND THE COMPANY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURTS.
11N. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11O. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
11P. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
11Q. Collateral Agent Each holder of the Notes authorizes the Collateral Agent to execute and deliver on its behalf and approves the Security Agreement, the Mortgages, each Intellectual Property Security Agreement and all other Collateral Documents.

If you agree to the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and you.
[signatures appear on following pages]

Very truly yours, STANLEY FURNITURE COMPANY, INC.
By:	/s/ Douglas I. Payne
	Name:	Douglas I. Payne
	Title:	Executive Vice President Finance and Administration

The foregoing Agreement is
hereby accepted as of the date
first above written.
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Robert Derrick
Name: Robert Derrick
Title: Vice President

HARTFORD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Robert Derrick
Name: Robert Derrick
Title: Vice President
[SIGNATURE PAGE TO STANLEY FURNITURE AMENDED AND RESTATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

MEDICA HEALTH PLANS

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Robert Derrick
Name: Robert Derrick
Title: Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:	/s/ Robert Derrick
Name: Robert Derrick
Title: Assistant Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

By:	/s/ Robert Derrick
Name: Robert Derrick
Title: Vice President

MUTUAL OF OMAHA INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Robert Derrick
Name: Robert Derrick
Title: Vice President
[SIGNATURE PAGE TO STANLEY FURNITURE AMENDED AND RESTATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

The foregoing Agreement is hereby accepted as of the date first above written.

THE BANK OF NEW YORK MELLON TRUST COMPANY, as Collateral Agent

By:	/s/ Geraldine Creswell
Name: Geraldine Creswell
Title: Vice President
[SIGNATURE PAGE TO STANLEY FURNITURE AMENDED AND RESTATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

EXHIBIT A-1
[FORM OF SERIES 2001 NOTE]
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF THE UNITED STATES OF AMERICA AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH EXEMPTION IS REQUIRED BY LAW.
STANLEY FURNITURE COMPANY, INC.
8.44% SENIOR NOTE, SERIES A, DUE MAY 3, 2011

No. RA-[_____]	PPN [_____]

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:	April 26, 2001

INTEREST RATE:	8.44%

INTEREST PAYMENT DATES:	May 3 and November 3 of each year, commencing on November 3, 2001.

FINAL MATURITY DATE:	May 3, 2011

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:	May 3, 2005 — $714,285.71
May 3, 2006 — $714,285.71
May 3, 2007 — $714,285.71
May 3, 2008 — $714,285.71
May 3, 2009 — $714,285.71
May 3, 2010 — $714,285.71
May 3, 2011 — $714,285.74
FOR VALUE RECEIVED, the undersigned, STANLEY FURNITURE COMPANY, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [_____], or registered assigns, the principal sum of [____] and [_____]/100 DOLLARS ($[_____]), payable in installments on the Principal Installment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance hereof at the Interest Rate per annum specified above if no Event of Default has occurred and is continuing, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement referred to below) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any Yield-Maintenance Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Yield-Maintenance Amount with respect to this Note are to be made in lawful money of the United States of America at such place designated in the Purchaser Schedule attached to the Agreement referred to below.
This Note is one of a series of senior Notes (herein called the “Notes”) issued pursuant to a Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 11, 2010 (as it may be amended, restated, modified or supplemented from time to time, the “Agreement”), among the Company, on the one hand, and The Prudential Insurance Company of America, certain other Purchasers defined therein and each Prudential Affiliate which becomes a party thereto, on the other hand, and is entitled to the benefits thereof. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement. As provided in the Agreement, this Note is subject to optional prepayment, in whole or from time to time in part on the terms specified in the Agreement.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
This Note is subject to prepayment on the terms specified in the Agreement.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the internal law of such State. As provided in paragraph 11M of the Agreement, the Company submits to the jurisdiction of the Supreme Court of the State of New York located in New York County, New York and the United States District Court for the Southern District of New York in any action or proceeding relating to this Note.

STANLEY FURNITURE COMPANY, INC.
By:
Name:
Title:

[SIGNATURE PAGE TO STANLEY FURNITURE AMENDED AND RESTATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

EXHIBIT A-2
[FORM OF SERIES AA NOTE]
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF THE UNITED STATES OF AMERICA AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH EXEMPTION IS REQUIRED BY LAW.
STANLEY FURNITURE COMPANY, INC.
8.23% SERIES AA SENIOR NOTE DUE MAY 3, 2017

No. R-_____

ORIGINAL PRINCIPAL AMOUNT:	$_____

ORIGINAL ISSUE DATE:	_____, 2007

INTEREST RATE:	8.23%

INTEREST PAYMENT DATES:	May 3 and November 3 of each calendar year

FINAL MATURITY DATE:	May 3, 2017

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:	$_____ due May 3, 2011 and each anniversary date thereafter

PPN:	_____
FOR VALUE RECEIVED, the undersigned, Stanley Furniture Company, Inc., a Delaware corporation (the “Company”), hereby promises to pay to  _____, or registered assigns, the principal sum of  _____  DOLLARS, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof, with interest (computed on the actual number of days elapsed in a 360-day year and 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above if no Event of Default has occurred and is continuing, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement referred to below) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any Yield-Maintenance Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).
[SIGNATURE PAGE TO STANLEY FURNITURE AMENDED AND RESTATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

Payments of principal of, interest on and any Yield-Maintenance Amount with respect to this Note are to be made in lawful money of the United States of America at such place designated in the Purchaser Schedule attached to the Agreement referred to below.
This Note is one of a series of senior Notes (herein called the “Notes”) issued pursuant to a Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May [_____], 2010 (as it may be amended, restated, modified or supplemented from time to time, the “Agreement”), among the Company, on the one hand, and The Prudential Insurance Company of America, certain other Purchasers defined therein and each Prudential Affiliate which becomes a party thereto, on the other hand, and is entitled to the benefits thereof. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
This Note is subject to prepayment on the terms specified in the Agreement.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the internal law of such State. As provided in paragraph 11M of the Agreement, the Company submits to the jurisdiction of the Supreme Court of the State of New York located in New York County, New York and the United States District Court for the Southern District of New York in any action or proceeding relating to this Note.

STANLEY FURNITURE COMPANY, INC.
By:
Name:
Title:

[SIGNATURE PAGE TO STANLEY FURNITURE AMENDED AND RESTATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]